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Exhibit 99.3

LIBERTY MEDIA CORPORATION

NOTICE TO CLIENTS OF RIGHTS HOLDERS WHO ARE ACTING AS NOMINEES

        Up to 15,833,634 Shares of Series C Liberty Braves Common Stock
Issuable Upon Exercise of Transferable Rights

        Enclosed for your consideration is a prospectus, dated May 18, 2016 (as supplemented June 2, 2016) (the "Prospectus"), relating to the offering (the "Rights Offering") by Liberty Media Corporation (the "Company") of transferable rights to subscribe for shares of the Company's Series C Liberty Braves common stock, par value $0.01 per share ("Series C Liberty Braves Common Stock"), by holders of record of the Company's Series A Liberty Braves common stock, par value $0.01 per share ("Series A Liberty Braves Common Stock"), Series B Liberty Braves common stock, par value $0.01 per share ("Series B Liberty Braves Common Stock"), and Series C Liberty Braves Common Stock ("Record Date Stockholders") as of 5:00 p.m., New York City time, on May 16, 2016 (the "Rights Distribution Record Date").

        Pursuant to the Rights Offering, the Company has issued rights (the "Series C Liberty Braves Rights") to subscribe for up to 15,833,634 shares of its Series C Liberty Braves Common Stock, on the terms and subject to the conditions described in the Prospectus. The Series C Liberty Braves Rights may be exercised by the holders thereof (the "Rights Holders") at any time during the subscription period, which commenced on May 19, 2016. The Rights Offering will expire at 5:00 p.m., New York City time, on June 16, 2016, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Series C Liberty Braves Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol "BATRR" until the Expiration Date.

        As described in the Prospectus, Record Date Stockholders received 0.47 of a Series C Liberty Braves Right for each share of the Company's Series A Liberty Braves Common Stock, Series B Liberty Braves Common Stock or Series C Liberty Braves Common Stock held by such holder on the Rights Distribution Record Date. Each whole Series C Liberty Braves Right entitles the holder (the "Rights Holder") to purchase one share of Series C Liberty Braves Common Stock, which is referred to as the "Basic Subscription." The subscription price per share of $12.80 (the "Subscription Price") is equal to an approximate 20% discount to the trading day volume weighted average trading price of the Series C Liberty Braves Common Stock beginning on April 18, 2016, which was the first day on which the Series C Liberty Braves Common Stock began trading in the "regular way" on the Nasdaq Global Select Market following the Reclassification and Exchange (as such term is defined in the Prospectus), and ending on May 11, 2016.

        If any shares of Series C Liberty Braves Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the "Remaining Shares"), a Rights Holder that has exercised fully its Series C Liberty Braves Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration.

        The Series C Liberty Braves Rights will be evidenced by subscription certificates.

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated May 18, 2016, as supplemented on June 2, 2016; and

  2.
  Beneficial Owner Election Form.

        THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SERIES C LIBERTY BRAVES RIGHTS CARRIED BY US IN YOUR ACCOUNT BUT

NOT REGISTERED IN YOUR NAME. EXERCISES OF SERIES C LIBERTY BRAVES RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

        Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Series C Liberty Braves Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Series C Liberty Braves Rights.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Series C Liberty Braves Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price or Notice of Guaranteed Delivery, except as described in the Prospectus. Series C Liberty Braves Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

        If you wish to have us, on your behalf, exercise your Series C Liberty Braves Rights for any shares of Series C Liberty Braves Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: 1-866-342-2171.

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  Exhibit 99.3
LIBERTY MEDIA CORPORATION NOTICE TO CLIENTS OF RIGHTS HOLDERS WHO ARE ACTING AS NOMINEES